UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 13, 2025

VENU HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Colorado	001-42422	82-0890721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1755 Telstar Drive, Suite 501
Colorado Springs, Colorado	80920
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 788-5300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $.001 per share	VENU	NYSE AMERICAN

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 13, 2025 (the “Effective Date”), Venu Holding Corporation (the “Company”) entered into a Series A Preferred Stock Purchase Agreement (the “SPA”) with FL101, Inc., a Delaware corporation, doing business as EIGHT Brewing (“FL101”), which is a food and beverage company that creates curated lifestyle brands, including the EIGHT beer brand. Pursuant to the SPA, the Company was issued 1,487,099 shares of FL101’s preferred stock, par value $0.00001 per share (the “Preferred Stock”), designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), in exchange for its payment to FL101 of an aggregate purchase price of $1,999,999.45. The Preferred Stock has the powers, preferences, and special rights set forth in the Restated Certificate of Incorporation of FL101, including a liquidation preference, protective provisions, anti-dilution protections, and conversion rights in favor of the holders of the Preferred Stock. The SPA required FL101 and each purchaser to make or satisfy certain customary representations, warranties, and conditions precedent prior to engaging in the purchase and sale of Preferred Stock under the SPA.

In connection with the Company’s purchase of Series A Preferred Stock and entry into the SPA, the Company also entered into the Amended and Restated Shareholders’ Agreement of FL101 (the “Shareholders’ Agreement”) on the Effective Date. The Shareholders’ Agreement sets forth certain governance matters and other certain rights and restrictions that purchasers of FL101’s Preferred Stock are subject to. Those rights and restrictions relate to, and set forth conditions with respect to, among other things, restrictions on the transfer of shares of Preferred Stock, the circumstances under which holders may have a right of first refusal on potential future stock sales by other FL101 stockholders, tag-along and drag-along rights and conditions, participation rights in future offerings FL101 may engage in, and information and inspection rights. In the Shareholders’ Agreement, the parties made various customary representations and warranties to the other parties and agreed to certain covenants.

The foregoing description of each of the SPA and the Shareholders’ Agreement is not complete and is qualified in its entirety by reference to each of the complete documents, a copy of which, if deemed required, will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, or the Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

Item 8.01	Other Events.

On January 14, 2025 (the “Closing Date”), the Company closed on its purchase of an approximately 46-acre tract of land (the “McKinney Tract”) where it will develop The Sunset Amphitheater in McKinney, Texas (“The Sunset McKinney”), pursuant to the Chapter 380, Grant, and Development Agreement (the “McKinney Agreement”) that the Company previously entered into with the City of McKinney, Texas (“McKinney”), the McKinney Economic Development Corporation (“MEDC”), and the McKinney Community Development Corporation on April 16, 2024, which was amended on October 15, 2024 and December 3, 2024. MEDC agreed to sell the McKinney Tract to the Company for an aggregate purchase price of $35,000,000 (the “McKinney Purchase Price”), which was paid on the Closing Date in the form of $10,000,000 in cash and $25,000,000 represented by a secured promissory note to MEDC (the “McKinney Note”), which bears no interest, is subject to prepayment without penalty, is secured by a Deed of Trust conveying a first-priority lien on the McKinney Tract (the “McKinney Deed of Trust”), and is personally guaranteed by the Company’s Chairman and a third-party shareholder of the Company (the “McKinney Guaranty”). If the Company receives a temporary certificate of occupancy or a certificate of occupancy by certain deadlines set forth in the McKinney Agreement, then MCDC will reimburse the Company for the McKinney Purchase Price, and the Company and the guarantors will be released from their respective obligations under the McKinney Note, the McKinney Deed of Trust, and the McKinney Guaranty.

The Company anticipates that construction of The Sunset McKinney will begin in February 2025, with the amphitheater expected to be concert-ready in the second quarter of 2026. The McKinney Agreement and the Company’s plans for developing The Sunset McKinney are discussed in more detail in the Company’s previous filings with the Securities and Exchange Commission, including the Company’s final prospectus on Form 424B4 dated November 27, 2024, and filed in connection with its initial public offering.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENU HOLDING CORPORATION
(Registrant)

Dated: January 17, 2025	By:	/s/ J.W. Roth
J.W. Roth
Chief Executive Officer and Chairman